Exhibit 99.1

FOR IMMEDIATE RELEASE	Company Contact:	Agency Contact:
	Marty McDermut	Kirsten Chapman
	Vitesse Semiconductor	LHA
	www.vitesse.com	www.lhai.com
	1.805.388.3700	1.415.433.3777
	invest@vitesse.com	VTSS@lhai.com

Vitesse Adds William C. Martin to Board of Directors
CAMARILLO, Calif. – August 26, 2014 – Vitesse Semiconductor Corporation (Nasdaq: VTSS), a leading provider of advanced IC solutions for Carrier, Enterprise and Internet of Things (IoT) networks, announced the appointment of William C. Martin to its board of directors.
“We appreciate the extensive insight and support that Bill has provided to Vitesse as our largest stockholder and we are pleased that he has accepted our invitation to join the Company’s board of directors,” said Chris Gardner, CEO of Vitesse. “Given his knowledge of Vitesse and business acumen, Bill will be a tremendous asset to the Company going forward. Vitesse is well positioned to benefit from the proliferation of Ethernet in our expanding target markets. We have made great progress in transforming our business and we are confident that we have set Vitesse on a path to generate significant shareholder value.”
“I am excited to join the Vitesse board and look forward to working closely with the team to execute on their strategic plans and to capitalize on opportunities to maximize shareholder value,” said William C. Martin. “Vitesse has made significant progress in executing its strategy to re-position its business with a focus on emerging, high-growth Ethernet-based technologies, and new products now represent the majority of revenue. The Company has also significantly improved its balance sheet, giving it the financial flexibility to execute on a very attractive business model with high operating leverage. I believe Vitesse has reached an important inflection point that presents compelling opportunities to create significant shareholder value.”
Mr. Martin is currently the Chairman and Chief Investment Officer of Raging Capital Management, LLC, a private investment partnership based near Princeton, New Jersey that was founded in 2006. Mr. Martin has co-founded a number of financial information companies, including RagingBull.com in 1997 and InsiderScore.com in 2004. He has also served on two public company boards, including nine years on the board of Bankrate, Inc., which was acquired in 2009, and the board of Salary.com, Inc., which was acquired in 2010.

Mr. Martin’s extensive experience and successful track record as an investor, entrepreneur and public company director, coupled with his significant financial stake in the Company, will enable him to provide Vitesse’s board and management with valuable perspectives on executing strategies to maximize shareholder value.
Raging Capital is Vitesse’s largest stockholder, directly owning 14,321,127 shares of common stock (or over 21% of shares outstanding) and $8,639,676 principal amount of our 8.00% Convertible Second Lien Debentures due 2014.
About Vitesse
Vitesse (Nasdaq: VTSS) designs a diverse portfolio of high-performance semiconductor solutions for Carrier, Enterprise and Internet of Things (IoT) networks worldwide. Vitesse products enable the fastest-growing network infrastructure markets including Mobile Access/IP Edge, Cloud Computing, SMB/SME Enterprise and IoT Networking.
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Vitesse is a registered trademark of Vitesse Semiconductor Corporation in the United States and other jurisdictions. All other trademarks or registered trademarks mentioned herein are the property of their respective holders.

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